                                                 Director Fee Arrangements                                                          Exhibit 10.9

Effective October 1, 2014, each non-employee director of Capitol Federal Financial, Inc. (the "Company") will receive an annual retainer, paid monthly, of $30,000 for his or her service on the board of directors of Capitol Federal Savings Bank (the "Bank") and $30,000 for his or her service on the Company's board of directors ($60,000 in total).  Currently, each non-employee director of the Company receives an annual retainer, paid monthly, of $25,000 for his or her service on the board of directors of the Bank and $25,000 for his or her service on the Company’s board of directors ($50,000 in total).

John B. Dicus, Chairman of the Board, President and Chief Executive Officer is paid $12,000 by the Bank and $12,000 by the Company ($24,000 in total) for his service as Chairman of the Bank and Company.